Exhibit 107

Calculation of Filing Fee Tables

Form S-1
(Form Type)

CLEAN VISION CORPORATION
(Exact Name of Registrant as Specified in its Charter)

Table 1: Newly Registered and Carry Forward Securities

	Security Type	Security Class Title	Fee Calculation Rule	Amount to be Registered (1)	Proposed Maximum Offering Price Per Unit	Proposed Maximum Aggregate Offering Price (1) (2)	Fee Rate	Amount of Registration Fee
Fees to be Paid	Other	Units, consisting of one share of common stock, $0.001 par value, and one warrant to purchase one share of common stock	Rule 457(o)	—	—	$11,500,000	0.0001102	$1,267.30
	Equity	Common stock, included in the units(3)	Rule 457(o)	—	—	$—	—	—
	Equity	Warrants to purchase shares of common stock, included in the units(4)	Rule 457(g)	—	—	$—	—	$(5)
	Equity	Common stock issuable upon exercise of the Warrants, included in the units(3)	Rule 457(o)	—		$—	—	$—
	Equity	Representative’s warrants to purchase shares of common stock(4)	Rule 457(g)	—	—	$—	—	(6)
	Equity	Common stock issuable upon exercise of the Representative’s Warrants(3)	Rule 457(o)	—		$575,000.00	0.0001102	63.37
Fees Previously Paid
	Total Offering Amounts					$12,075,000.00		$1,330.67
	Total Fees Previously Paid							$0
	Total Fee Offsets							$0
	Net Fee Due							$1,330.67

(1)	Estimated solely for purposes of calculating the registration fee pursuant to Rule 457(o) under the Securities Act.

(2)	Pursuant to Rule 416 under the Securities Act of 1933, as amended, or the Securities Act, the common stock registered hereby also includes an indeterminate number of additional shares of common stock as may from time to time become issuable by reason of stock splits, stock dividends, recapitalizations or other similar transactions.

(3)	Includes shares of common stock which may be issued or issuable upon exercise of a 45-day option granted to Maxim Group LLC, the representative of the underwriters in this offering (the “Representative”), to cover over-allotments, if any.

(4)	Includes warrants to purchase shares of common stock, which may be issued upon exercise of a 45-day option granted to the Representative, to cover over-allotments, if any.
(5)	In accordance with Rule 457(g) under the Securities Act, because the shares of common stock underlying the warrants are registered hereby, no separate registration fee is required with respect to the Warrants.
(6)	Estimated solely for the purposes of calculating the registration fee pursuant to Rule 457(g) under the Securities Act. The Registrant has agreed to issue warrants (the “Representative’s Warrants”) to the Representative to purchase a number of shares of common stock equal to five percent (5%) of shares of common stock included in the units sold in this offering and any shares of common stock sold pursuant to exercise of the Representative’s over-allotment option at an exercise price equal to 100% of the public offering price. Estimated solely for the purpose of calculating the registration fee pursuant to Rule 457(g) under the Securities Act, the proposed maximum aggregate offering price of such warrants is $575,000, which is equal to 100% of $575,000 (5% of the proposed maximum aggregate offering price of $11,500,000).